Exhibit 10.14

ABBOTT LABORATORIES
RESTRICTED STOCK UNIT AGREEMENT

On «Grant_Day» (the “Grant Date”), Abbott Laboratories hereby grants to «First Name» «MI» «Last Name» (the “Employee”) a Restricted Stock Unit Award (the “Award”) of «NoShares12345» restricted stock units (the “Units”) representing the right to receive an equal number of Shares on a specified Delivery Date.

The Award is granted under the Program and is subject to the provisions of the Program, the Program prospectus, the Program administrative rules, applicable Company policies, and the terms and conditions set forth in this Agreement. The Employee understands, acknowledges, and agrees that by accepting this Award, the Employee is thereby bound by the terms and conditions of the Program, Program prospectus, Program administrative rules, applicable company policies, and this Agreement, including the terms addressing the forfeiture of the Award.  If the Employee does not so agree, then the Employee must immediately notify the Program administrator, in writing, and this Award shall be withheld and canceled with no consideration paid. In the event of any inconsistency among the provisions of this Agreement, the provisions of the Program, the Program prospectus, and the Program administrative rules, the Program shall control.

The terms and conditions of the Award are as follows:

1.	Definitions. To the extent not defined herein, capitalized terms shall have the same meaning as in the Program.

(a)	Agreement: This Restricted Stock Unit Agreement.

(b)	Cause: Cause shall mean the following, as determined by the Company in its sole discretion:

(i)	material breach by the Employee of the terms and conditions of the Employee’s employment, including, but not limited to:

(A)	material breach by the Employee of the Code of Business Conduct;

(B)	material breach by the Employee of the Employee’s Employee Agreement;

(C)	commission by the Employee of an act of fraud, embezzlement or theft in connection with the Employee’s duties or in the course of the Employee’s employment;

(D)	wrongful disclosure by the Employee of secret processes or confidential information of the Company or any of its Subsidiaries; or

(E)	failure by the Employee to substantially perform the duties of the Employee’s employment (other than any such failure resulting from the Employee’s Disability); or

(ii)	to the extent permitted by applicable law, engagement by the Employee, directly or indirectly, for the benefit of the Employee or others, in any activity, employment or business which is competitive with the Company or any of its Subsidiaries.

(c)	Change in Control Agreement: An Agreement Regarding Change in Control in effect between the Company (or the Surviving Entity) and the Employee, if any.

(d)	Change in Control Cause: shall mean the occurrence of any of the following circumstances during the period that begins six (6) months immediately before a Change in Control and ends two (2) years immediately following such Change in Control: the willful engaging by the Employee in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company. For purposes of this definition, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Change in Control Cause unless and until the Company delivers to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth above and specifying the particulars thereof in detail.

(e)	Change in Control Good Reason: shall mean the occurrence of any of the following circumstances without the Employee’s express written consent during the period that begins six (6) months immediately before a Change in Control and ends two (2) years immediately following such Change in Control:

(i)	a significant adverse change in the nature, scope or status of the Employee’s position, authorities or duties from those in effect immediately prior to the Change in Control, including, without limitation, if the Employee was, immediately prior to the Change in Control, an Employee officer of a public company, the Employee ceasing to be an Employee officer of a public company;

(ii)	the failure by the Company to pay the Employee any portion of the Employee’s current compensation, or to pay the Employee any portion of any installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(iii)	a reduction in the Employee’s annual base salary (or a material change in the frequency of payment) as in effect immediately prior to the Change in Control as the same may be increased from time to time;

(iv)	the failure by the Company to award the Employee an annual bonus in any year which is at least equal to the annual bonus, awarded to the Employee under the annual bonus plan of the Company for the year immediately preceding the year of the Change in Control;

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(v)	the failure by the Company to award the Employee equity-based incentive compensation (such as stock options, shares of restricted stock, restricted stock units, or other equity-based compensation) on a periodic basis consistent with the Company’s practices with respect to timing, value and terms prior to the Change in Control;

(vi)	the failure by the Company to continue to provide the Employee with the welfare benefits, fringe benefits and perquisites enjoyed by the Employee immediately prior to the Change in Control under any of the Company’s plans or policies, including, but not limited to, those plans and policies providing pension, life insurance, medical, health and accident, disability, vacation, Employee automobile, Employee tax or financial advice benefits or club dues;

(vii)	the relocation of the Company’s principal Employee offices to a location more than 35 miles from the location of such offices immediately prior to the Change in Control or the Company requiring the Employee to be based anywhere other than the location where the Employee primarily performs services for the Company immediately prior to the Change in Control except for required travel for the Company’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to the Change in Control; or

(viii)	the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform any Change in Control Agreement.

For purposes of any determination regarding the existence of Change in Control Good Reason, any good faith determination by the Employee that Change in Control Good Reason exists shall be conclusive.

(f)	Code of Business Conduct: The Company’s Code of Business Conduct, as amended from time to time.

(g)	Data: Certain personal information about the Employee held by the Company and the Subsidiary that employs the Employee (if applicable), including (but not limited to) the Employee’s name, home address and telephone number, date of birth, social security number, driver’s license, state identification card and passport number or other employee identification number, salary, nationality, job title, any Shares held in the Company, details of all Awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Program.

(h)	Disability: As of a particular date, the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of at least six (6) months under (i) the terms of the Abbott Laboratories Long-Term Disability Plan (formerly known as the Extended Disability Plan) (the “LTD Plan”), or (ii) if the Employee’s employer does not participate in the LTD Plan, such similar accident and health plan providing replacement benefits in which the Employee’s employer participates.

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(i)	Employee Agreement: The Employee Agreement entered into by and between the Company and the Employee as it may be amended from time to time.

(j)	Employee’s Representative: The Employee’s legal guardian or other legal representative.

(k)	Program: The Abbott Laboratories 2026 Incentive Stock Program, as amended from time to time.

(l)	Termination: A severance of employment for any reason (including retirement) from the Company and all Subsidiaries.

2.	Delivery Date and Shareholder Rights. The Delivery Date for Shares underlying the Units is the date on which the Shares are payable to the Employee pursuant to Section 4 below. Prior to the Delivery Date:

(a)	the Employee shall not be treated as a shareholder as to those Shares underlying the Units, and shall have only a contractual right to receive Shares, unsecured by any assets of the Company or its Subsidiaries;

(b)	the Employee shall not be permitted to vote the Shares underlying the Units; and

(c)	the Employee’s right to receive such Shares will be subject to the adjustment provisions relating to mergers, reorganizations, and similar events set forth in the Program.

The Employee shall receive cash payments equal to the dividends and distributions paid on Shares underlying the Units (the “Dividend Equivalents”) (other than dividends or distributions of securities of the Company which may be issued with respect to its Shares by virtue of any stock split, combination, stock dividend or recapitalization) to the same extent and on the same date (or as soon as practicable thereafter) as if each Unit were a Share; provided, however, that no Dividend Equivalents shall be payable to or for the benefit of the Employee with respect to dividends or distributions the record date for which occurs on or after the date the Employee has forfeited the Units, or the date the Units are settled. For purposes of compliance with the requirements of Code Section 409A, to the extent applicable, the specified date for payment of any Dividend Equivalents to which the Employee is entitled under this Section 2 is the calendar year during the term of this Agreement in which the associated dividends or distributions are paid on Shares underlying the Units. The Employee shall have no right to determine the year in which Dividend Equivalents will be paid.

3.	Restrictions. The Units are subject to the forfeiture provisions in Sections 6 and 7 below. The Units are not earned and may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of (collectively, the “Restrictions”) until the Units are settled.

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4.	Lapse of Restrictions. Subject to Sections 5, 6 and 7 below:

(a)	During Employment. While the Employee is employed with the Company or its Subsidiaries, the Restrictions on 100% of the Units will lapse on the third anniversary of the Grant Date (the “Delivery Date”). Units for which Restrictions have lapsed shall be settled in the form of Shares on the Delivery Date.

(b)	Death. The Restrictions shall lapse on the date of the Employee’s Termination due to death, and the Units shall be settled (for the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution) in the form of Shares as soon as administratively possible after, and effective as of, the date of death.

(c)	Disability. The Restrictions shall lapse on the date of the Employee’s Disability, and the Units shall be settled in the form of Shares as soon as administratively possible after, and effective as of, the date of Disability.

5.	Change in Control. In the event of a Change in Control, the entity surviving such Change in Control or the ultimate parent thereof (referred to herein as the “Surviving Entity”) may assume, convert or replace this Award with an award of at least equal value (determined using the same value for purchasing Company shares as used for purchasing Company shares not subject to this Agreement on the date of the Change in Control) with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. If the Surviving Entity does not assume, convert or replace this Award, the Restrictions shall lapse on the date of the Change in Control. If the Surviving Entity does assume, convert or replace this Award, then in the event the Employee’s Termination (i) occurs within the time period beginning six (6) months immediately before a Change in Control and ending two (2) years immediately following such Change in Control, and (ii) was initiated by the Company (or the Surviving Entity) for a reason other than Change in Control Cause or was initiated by the Employee for Change in Control Good Reason, the Restrictions shall lapse on the later of the date of the Change in Control and the date of the Employee’s Termination. The provisions of this Section 5 shall supersede Section 13(a)(iv) of the Program.

6.	Effect of Certain Bad Acts. If Section 5 does not apply, any Units not previously settled shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Committee or its delegate, the Employee engages in activity that constitutes Cause, whether or not the Employee experiences a Termination or remains employed with the Company or a Subsidiary. If Section 5 does apply, any Units not previously settled shall be cancelled and forfeited immediately if, in the sole opinion and discretion of the Board, the Employee engages in an activity that constitutes Change in Control Cause.

7.	Effect of Termination; Recoupment.

(a)	Effect of Termination. In the event of the Employee’s Termination for any reason other than those set forth in subsection 4(b), (c) or Section 5, any Units with respect to which Restrictions have not lapsed as of the date of Termination shall be forfeited without consideration to the Employee or the Employee’s Representative. If the Company terminates the Employee other than for Cause and such termination is not covered by Section 5, the Company may, in its sole discretion, cause Restrictions on some or all of the Units not previously settled on a Delivery Date to lapse and be settled in the form of Shares on the Delivery Date set forth in subsection 4(a) above as if the Employee had remained employed on such date.

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(b)	Recoupment. Any Benefit granted pursuant to this Program is subject to the terms and conditions of the Abbott Laboratories Recoupment Policy, the Abbott Laboratories Dodd-Frank Clawback Policy, and any other similar Company policies, including any predecessor and successor policies, each as may be amended and restated from time to time (collectively, the “Policies,” and each individually, the “Policy”). Any Benefit (including Benefits that have vested) shall be subject to any recoupment or clawback that is required under applicable laws, rules, regulations or stock exchange listing standards. No recovery of compensation as described in this Section 7(b) will be an event giving rise to the Employee’s right to resign for “good reason” or “constructive termination” (or similar term) under any plan of, or agreement with, the Company, a Subsidiary and/or the Employee.

8.	Withholding Taxes. The Company shall be entitled to withhold, or require the Employee to remit, any federal, state, local, and other applicable taxes (in U.S. or non-U.S. jurisdictions), including income, social security and Medicare withholding taxes arising from the grant of the Award, the lapse of Restrictions or the delivery of Shares pursuant to this Agreement by, without limitation:

(a)	having the Company withhold Shares;

(b)	tendering Shares received in connection with the Units back to the Company;

(c)	delivering other previously acquired Shares having a Fair Market Value approximately equal to the amount to be withheld;

(d)	selling Shares issued pursuant to the Units and having the Company withhold from proceeds of the sale of such Shares;

(e)	having the Company or a Subsidiary, as applicable, withhold from any cash compensation payable to the Employee; or

(f)	requiring the Employee to repay the Company or Subsidiary, in cash or in Shares, for taxes paid on the Employee’s behalf.

Notwithstanding the foregoing, if the Employee is subject to Section 16 of the Exchange Act pursuant to Rule 16a-2 promulgated thereunder, any tax withholding obligations shall be satisfied by having the Company withhold a number of Shares otherwise issuable upon settlement of the Units that is sufficient to satisfy such obligations consistent with the Company’s withholding practices.

If, to satisfy tax withholding obligations, the Company withholds Shares otherwise issuable to the Employee, the Employee shall be deemed to have been issued the full number of Shares underlying the Units, subject to the Restrictions set forth in this Agreement.

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9.	No Right to Continued Employment. This Agreement and the Employee’s participation in the Program is not and shall not be interpreted to:

(a)	form an employment contract or relationship with the Company or its Subsidiaries;

(b)	confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries; or

(c)	interfere with the ability of the Company or its Subsidiaries to terminate the Employee’s employment at any time.

10.	No Contract as of Right. The Award does not create any contractual or other right to receive additional Awards or other Program Benefits. Nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company and the Employee. Future Awards, if any, and their terms and conditions, will be at the sole discretion of the Committee.

11.	No Right to Compensation. Unless expressly provided by the Company in writing, any value associated with the Award is an item of compensation outside the scope of the Employee’s employment contract, if any, and shall not be deemed part of the Employee’s normal or expected compensation for purposes of calculating any severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, insurance plan, investment or stock purchase plan, pension, retirement, or any other employee benefits, or similar payments under plans of the Company or any of its Subsidiaries.

12.	Data Privacy.

(a)	Pursuant to applicable personal data protection laws, the collection, processing and transfer of the Employee’s personal Data is necessary for the Company’s administration of the Program and the Employee’s participation in the Program. The Employee’s denial and/or objection to the collection, processing and transfer of personal Data may affect his or her ability to participate in the Program. As such (where required under applicable law), the Employee:

(i)	voluntarily acknowledges, consents and agrees to the collection, use, processing and transfer of personal Data as described herein; and

(ii)	authorizes Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Employee’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Employee’s behalf to a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Program.

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(b)	Data may be provided by the Employee or collected, where lawful, from third parties, and the Company and the Subsidiary that employs the Employee (if applicable) will process the Data for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Program. Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Employee’s country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Program and for the Employee’s participation in the Program.

(c)	The Company and the Subsidiary that employs the Employee (if applicable) will transfer Data as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Program, and the Company and the Subsidiary that employs the Employee (if applicable) may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Program. These recipients may be located throughout the world.

(d)	The Employee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to:

(i)	obtain confirmation as to the existence of the Data;

(ii)	verify the content, origin and accuracy of the Data;

(iii)	request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data; and

(iv)	oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Program and the Employee’s participation in the Program.

The Employee may seek to exercise these rights by contacting his or her local human resources manager.

(e)	[For California residents] In the course of administering the Program, the Company collects Employee Data that identifies, relates to, describes or is capable of being associated with a particular Employee and does not sell or share Employee Data with third parties for monetary value or cross contextual behavioral advertising. The Company’s Privacy Notice to California Employees can be found at: California_Employee_Use_of_Personal_Information.pdf.

13.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Units, the Employee’s participation in the Program or the Employee’s acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with the Employee’s own personal tax, legal and financial advisors regarding participation in the Program before taking any action related to the Program.

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14.	Entire Agreement. This Agreement, the Program, the Program prospectus, the Program administrative rules, and any applicable Company policies constitute the entire agreement between the Employee and the Company regarding the Award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the Award. Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

15.	Succession. This Agreement shall be binding upon and operate for the benefit of the Company and its successors and assigns, and the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

16.	Compliance with Applicable Laws and Regulations. The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable federal and state securities and other laws (including any registration requirements or tax withholding requirements) and compliance with the rules and practices of any stock exchange upon which the Company’s Shares are listed. Furthermore, if the Employee relocates to another country, the Company may establish special or alternative terms and conditions as necessary or advisable to comply with local law, facilitate the administration of the Program and/or accommodate the Employee’s relocation.

17.	Code Section 409A. Payments made pursuant to this Agreement are intended to be exempt from or to otherwise comply with the provisions of Code Section 409A to the extent applicable. The Program and this Agreement shall be administered and interpreted in a manner consistent with this intent. If the Company determines that any payments under this Agreement are subject to Code Section 409A and this Agreement fails to comply with that section’s requirements, the Company may, at the Company’s sole discretion, and without the Employee’s consent, amend this Agreement to cause it to comply with Code Section 409A or otherwise be exempt from Code Section 409A.

To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A and applicable guidance issued thereunder, the Employee shall not be deemed to have had a Termination unless the Employee has incurred a “separation from service” as defined in Treasury Regulation §1.409A-1(h), and amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Termination (including retirement) shall instead be paid on the first business day after the date that is six (6) months following the Employee’s Termination (or upon the Employee’s death, if earlier). For purposes of Code Section 409A, to the extent applicable: (i) all payments provided hereunder shall be treated as a right to a series of separate payments and each separately identified amount to which the Employee is entitled under this Agreement shall be treated as a separate payment; (ii) except as otherwise provided in Section 13(a) of the Program, upon the lapse of Restrictions pursuant to Section 5 of this Agreement, any Units not previously settled on a Delivery Date shall be settled as soon as administratively possible after, and effective as of, the date of the Change in Control or the date of the Employee’s Termination (as applicable); (iii) the term “as soon as administratively possible” means a period of time that is within 60 days after the Termination, Disability or Change in Control (as applicable); and (iv) the date of the Employee’s Disability shall be determined by the Company in its sole discretion.

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Although this Agreement and the payments provided hereunder are intended to be exempt from or to otherwise comply with the requirements of Code Section 409A, the Company does not represent or warrant that this Agreement or the payments provided hereunder will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. None of the Company, its Subsidiaries, or their respective directors, officers, employees or advisers shall be liable to the Employee (or any other individual claiming a benefit through the Employee) for any tax, interest, or penalties the Employee may owe as a result of compensation paid under this Agreement, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Code Section 409A.

18.	Determinations. Each decision, determination, interpretation or other action made or taken pursuant to the provisions of this Agreement by the Company, the Committee or any delegate of the Committee shall be final, conclusive and binding for all purposes and upon all persons, including, without limitation, the Company, the Employee, the Employee’s Representative, and the person or persons to whom rights under the Award have passed by will or the laws of descent or distribution.

19.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law. To the extent a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the U.S. State of Illinois without giving effect to any state’s conflict of laws principles.

21.	Venue. For any legal action relating to this Agreement, the parties to this Agreement consent to the exclusive jurisdiction and venue of the federal courts of the Northern District of Illinois, USA, and, if there is no jurisdiction in federal court, to the exclusive jurisdiction and venue of the state courts in Lake County, Illinois, USA.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the grant date above set forth.

ABBOTT LABORATORIES

By
Robert B. Ford
Chairman and Chief Executive Officer

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